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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
JetBlue Airways Corporation:

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the registration statement filed on Form S-3 of JetBlue Airways Corporation for the registration of $175,000,000 of its 3 1/2% Convertible Notes due 2033 of our report dated June 27, 2001, relating to the statements of operations, convertible redeemable preferred stock and common stockholders' equity (deficit) and cash flows of JetBlue Airways Corporation for the year ended December 31, 2000, which report appears in the December 31, 2002 annual report on Form 10-K of JetBlue Airways Corporation, and to the reference to our firm under the heading "Experts" in the related prospectus.

/s/ KPMG LLP

Stamford, Connecticut
January 8, 2004

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  Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS